                                                                   EXHIBIT 99.1

[AAMES LOGO]
Financial Corporation


                                      Contact:    James Huston
                                                  Investor Relations Department
                                                  Aames Financial Corporation
                                                  (323) 210-5311
FOR IMMEDIATE RELEASE


                  AAMES FINANCIAL CORPORATION REPORTS POSITIVE
                        SEPTEMBER RESULTS FROM OPERATIONS


         LOS ANGELES, CALIFORNIA, OCTOBER 31, 2000 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, today reported results of operations for the three months ended September 30, 2000, announcing net income of $693,000 compared to net income of $791,000 during the comparable period a year ago. After the accrual for the convertible preferred stock dividend requirement of $3.2 million and $1.5 million for the three months ended September 30, 2000 and 1999, respectively, the net loss to common shareholders was $2.5 million and $750,000, respectively, or a net loss per common share of $0.40 and $0.12 for the three months ended September 30, 2000 and 1999, respectively.

         In making the announcement, A. Jay Meyerson, Aames' Chief Executive Officer, stated, "I believe the quarterly results reflect our efforts over the past year in executing our turnaround plan resulting in increasing core retail and broker production, reducing noninterest expense, accessing the securitization markets and selling the residuals to increase our cash gain on sale. Meyerson added, "The Company will continue to focus on core retail and broker loan originations, including Internet originations, closely manage operating costs and credit quality at all levels throughout the organization, and sell loans through both securitizations and whole loan sales to maximize cash flow and profitability."

SUMMARY OF FINANCIAL RESULTS

         TOTAL REVENUES

         Total revenue during the three months ended September 30, 2000 declined $1.0 million to $59.9 million from $60.9 million during the comparable three month period a year ago. The decrease in total revenues during the three months ended September 30, 2000 from the comparable three month period a year ago is attributable primarily to decreased gain on sale and interest income partially offset by increases in origination fees and loan servicing. Gain on sale for the three months ended September 30, 2000 was $19.9 million, a decline of $1.9 million compared to $21.8 million of gain on sale for the comparable quarter a year ago. Mr. Meyerson stated, "Although the total gain on sale decreased, the Company realized substantially higher cash gains on sale during the September 2000 quarter over a year ago through the sale for cash of the residual asset created in the $460.0 million securitization under the Company's residual forward sale facility."

         TOTAL EXPENSES

         Total expenses during the three months ended September 30, 2000 declined $400,000 to $59.2 million from $59.6 million reported during the three months ended September 30, 1999. The decrease in total expenses during the three months ended September 30, 2000 from the comparable three month period a year ago was primarily attributable to decreases in production and general and administrative expenses, partially offset by increases in compensation and interest expense. Mr. Meyerson noted, "The Company is beginning to realize the benefits of expense management initiatives implemented in the later half of the fiscal year ended June 30, 2000. I believe these expense reduction initiatives will continue to benefit the Company in the coming quarters."

         LOAN PRODUCTION

         During the three months ended September 30, 2000 the Company originated $518.1 million of mortgage loans, down $5.4 million from the $523.5 million of mortgage loans originated during the three months ended September 30, 1999. Mr. Meyerson remarked, "Although total loan production declined from last year's quarter, I'm pleased that the Company's core retail and broker production increased $3.2 million to $514.0 million during the quarter, from $510.8 million during last year's quarter." Included in the Company's core retail and broker production is $23.8 million of loans originated from the Internet, through affiliations with certain lending sites, and from other electronic sourcing. Correspondent production declined by $8.7 million, to $4.1 million during the September 2000 quarter from $12.8 million during the comparable period a year ago. This decline reflects the Company's previously announced decision to reduce correspondent loan purchases and to focus its production efforts on its core retail and broker loan origination channels.

         LOANS SECURITIZED AND SOLD

         During the three months ended September 30, 2000, the Company sold $667.9 million of mortgage loans, consisting of $460.0 million of loans pooled and sold in a securitization and $207.9 million of whole loan sales for cash. In comparison, during the three months ended September 30, 1999, the Company sold an aggregate of $692.7 million of mortgage loans comprised of $400.0 million in a securitization and $292.6 million of whole loan sales for cash.

         LOAN SERVICING

         At September 30, 2000, the Company's servicing portfolio was $3.4 billion, of which $3.1 billion, or 91.2%, was serviced in-house. At June 30, 2000, the Company's servicing portfolio was $3.6 billion, of which $3.3 billion, or 91.7% was serviced in-house. Mr. Meyerson commented, "While the Company's strategy is to generally retain the servicing on the loans in its securitizations, the Company sold for cash its servicing rights and the rights to prepayment fees in the recent securitization because of the favorable cash price offered by the purchaser."

         Aames Financial Corporation is a leading home equity lender, and at September 30, 2000 operated 97 retail Aames Home Loan offices and 5 wholesale loan centers nationwide.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2000, the quarterly reports on Form 10-Q filed by the Company during the remainder of fiscal 2001, and any current reports on From 8-K and subsequent filings by the Company.


                             FINANCIAL TABLES FOLLOW

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


                                                                        SEPTEMBER 30,         JUNE 30,
                                                                            2000               2000
                                                                      ---------------      ------------
                                                                      (UNAUDITED)            (AUDITED)
ASSETS
Cash and cash equivalents                                                  $ 28,656          $ 10,179
Loans held for sale, at lower of cost or market                             249,444           398,921
Accounts receivable                                                          69,066            52,713
Residual interests, at estimated fair value                                 281,535           290,956
Mortgage servicing rights, net                                               10,605            12,346
Other assets                                                                 26,845            25,249
                                                                           --------          --------
      Total assets                                                         $666,151          $790,364
                                                                           ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowings                                                                 $275,470          $275,470
Revolving warehouse and repurchase facilities                               236,300           375,015
Other liabilities                                                            66,515            65,401
                                                                           --------          --------
       Total liabilities                                                    578,285           715,886
                                                                           --------          --------
Stockholders' equity                                                         87,866            74,478
                                                                           --------          --------
      Total liabilities and stockholders' equity                           $666,151          $790,364
                                                                           ========          ========



                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)
            (DOLLARS, EXCEPT PER SHARE DATA, AND SHARES IN THOUSANDS)

                                                            THREE MONTHS ENDED
                                                       ---------------------------
                                                                SEPTEMBER 30,
                                                          2000             1999
                                                       ----------        ---------
REVENUE:
  Gain on sale of loans                                 $ 19,921           $ 21,797
  Origination fees                                        12,332             11,388
  Loan servicing                                           4,306              3,755
  Interest                                                23,354             23,998
                                                        --------           --------
      Total revenue                                       59,913             60,938
                                                        --------           --------

EXPENSES:
  Compensation                                            26,072             23,112
  Production                                               4,514              8,641
  General and administrative                              13,589             14,271
  Interest                                                15,009             13,548
                                                        --------           --------
      Total expenses                                      59,184             59,572
                                                        --------           --------
Income before income taxes                                   729              1,366
Provision for income taxes                                    36                575
                                                        --------           --------
Net income                                              $    693           $    791
                                                        ========           ========

Net (loss) per common share:
  Basic                                                 $  (0.40)          $  (0.12)
                                                        ========           ========
  Diluted                                               $  (0.40)          $  (0.12)
                                                        ========           ========

Weighted average number of shares outstanding:
  Basic                                                    6,211              6,202
                                                        ========           ========
  Diluted                                                  6,211              6,202
                                                        ========           ========

       AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
       SUPPLEMENTAL FINANCIAL INFORMATION



ORIGINATION VOLUMES:


                                                   THREE MONTHS ENDED
                                            SEPTEMBER 30,       SEPTEMBER 30,
                                                 2000               1999
                                           -----------------   ----------------
                                                      (IN THOUSANDS)

          Broker network  (1)                     $ 281,814          $ 331,546
          Retail  (2)                               232,201            179,216
          Correspondent                               4,123             12,762
                                                  ---------          ---------
            Total                                 $ 518,138          $ 523,524
                                                  =========          =========

          (1) Includes $15.6 million of production from the internet and other electronic sourcing.
          (2) Includes $8.2 million of production from the internet.



LOAN SALES:


                                                   THREE MONTHS ENDED
                                            SEPTEMBER 30,       SEPTEMBER 30,
                                                 2000               1999
                                           -----------------   ----------------
                                                      (IN THOUSANDS)
          Loans pooled and sold                   $ 460,002          $ 400,065
             in securitizations
          Whole loan sales                          207,939            292,601
                                                  ---------          ---------
                                                  $ 667,941          $ 692,666
                                                  =========          =========



SERVICING PORTFOLIO:

                                           SEPTEMBER 30,        SEPTEMBER 30,      JUNE 30,
                                               2000                1999              2000
                                          -----------------   ----------------  -------------
                                                               (IN THOUSANDS)
          Total servicing portfolio         $ 3,399,000        $ 3,870,000        $ 3,560,000
          Serviced in-house                   3,132,000          3,495,000          3,296,000